Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.5

EXECUTION COPY

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of July 7, 2008 (the “Effective Date”) by and between NOVADEL PHARMA, INC. (“NovaDel”), having an address at 25 Minneakoning Road, Flemington, NJ 08822, and BIOALLIANCE PHARMA SA, a French société anonyme (“BioAlliance”), having an address of 49, boulevard du Général Martial Valin, 1st Floor 75015 Paris, France.

RECITALS

WHEREAS, BioAlliance and NovaDel have entered into a License Agreement dated May 19, 2008 (the “License Agreement”) under which NovaDel has granted BioAlliance a license to develop, register, use, promote, market, distribute, sell, offer for sale, have sold, import and export Licensed Product in the Territory (as such terms are defined below); and

WHEREAS, NovaDel desires to supply Licensed Product to BioAlliance, and BioAlliance desires to purchase Licensed Product from NovaDel, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS
1.1	“AAA” shall have the meaning provided in Section 13.3.

1.2       “Adverse Event” shall mean an “adverse drug experience” as such term is defined at 21 C.F.R. 310.305(b) (as such definition may be amended, supplemented or replaced from time to time) or any analogous provision as promulgated by a relevant Regulatory Authority (as defined below) and includes any adverse event associated with the use of a drug in humans, whether or not considered drug related, including any failure of expected pharmacological action and any adverse event occurring (i) in the course of the use of a drug product in professional practice, (ii) from drug overdose, whether accidental or intentional, (iii) from drug abuse or (iv) from drug withdrawal.

1.3       “Affiliate” shall mean, with respect to any Entity, any other Entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Entity. For purposes of this Section 1.3 only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an Entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the

DB1/62036961.1

ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an Entity.

1.4	“Bankruptcy Code” shall have the meaning provided in Section 11.6.
1.5	“BioAlliance Indemnitee” shall have the meaning provided in Section 12.1.
1.6	“Buffer Stock” shall have the meaning provided in Section 7.6.

1.7       “Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.8       “cGMP” shall mean all applicable current good manufacturing practices as adopted by the FDA or other applicable Regulatory Authority, including standards relating to manufacturing practices for active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products.

1.9       “Commercially Reasonable Efforts” shall mean, with respect to the development or commercialization of Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product without regard to the particular circumstances of a party, including any other product opportunities of such party

1.10	“Confidential Information” shall have the meaning provided in Section 10.1.

1.11     “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability, whether directly or indirectly, and whether by ownership, license or otherwise (but without taking into account any rights granted by one party to the other party under the terms of this Agreement or the License Agreement), to assign, or grant a license or a sublicense to such Information, Patent, or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.12     “Cost of Goods” shall mean the cost of Licensed Product shipped in final therapeutic form. As used herein, the cost of Licensed Product means (a) in the case of products and services acquired from Third Parties, payments made to such Third Parties, and (b) in the case of manufacturing services performed by a party or its Affiliates, including manufacturing services in support of Third Party manufacturing, the actual unit costs of manufacture in bulk form or final manufacturing, as the case may be, plus the variances and other costs specifically provided for herein. Actual unit costs shall consist of direct material and direct labor costs plus manufacturing overhead directly attributable to Licensed Product at standard, all calculated in accordance with reasonable accounting methods, consistently applied, of a party or its Affiliates. Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and

*** Portion for which confidential treatment requested.

2.

all costs of packaging components. Direct labor shall include the cost of employees engaged in direct manufacturing activities and direct or indirect quality control and quality assurance activities who are directly employed in Licensed Product manufacturing and packaging. Overhead attributable to Licensed Product shall include a reasonable allocation of indirect labor (not previously included in direct labor), a reasonable allocation of administrative costs, and a reasonable allocation of facilities costs. Such allocations shall be in accordance with reasonable accounting methods, consistently applied, of the party performing the work.

1.13     “EMEA” shall mean the European Medicines Agency, or any successor agency or agencies thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the Territory.

1.14     “Entity” shall mean any individual, sole proprietorship, corporation, limited liability company, association, joint venture, partnership, limited partnership, limited liability partnership, trust, university, business, government or political subdivision thereof, including an agency, or any other organization that possesses independent legal standing.

1.15	“Executives” shall have the meaning provided in Section 13.2.
1.16	“Failure to Supply” shall have the meaning provided in Section 7.8.1.

1.17     “FDA” shall mean the United States Food and Drug Administration, or any successor agency or agencies thereto, responsible for the evaluation and approval of pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

1.18     “First Commercial Sale” shall mean, with respect to Licensed Product, the first sale for end use or consumption of such Licensed Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval.

1.19	“Forecast” shall have the meaning set forth in Section 3.2.

1.20     “Improvement” shall mean any modification, variation or revision to an apparatus, method, formulation, process, product or technology, or any discovery, technology, process, method or formulation related to an apparatus, method, process, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, process, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, process, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology.

1.21     “Indemnification Claim Notice” shall have the meaning provided in Section 12.3.1.

1.22	“Indemnified Party” shall have the meaning provided in Section 12.3.1.

*** Portion for which confidential treatment requested.

3.

1.23     “Information” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, algorithms, apparatuses, compositions of matter, cells, cell lines, assays, animal models, physical, biological or chemical material, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements to any of the foregoing, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

1.24     “Label” shall refer to such labels and other written, printed or graphic matter, (i) upon the applicable product or any container or wrapper utilized with Licensed Product, or (ii) accompanying Licensed Product, including, package inserts. “Labeled” or “Labeling” shall have correlative meaning.

1.25	“License Agreement” shall have the meaning provided in the Recitals.

1.26     “Licensed Product” shall mean any dosage of pharmaceutical composition or preparation that contains, as the sole active ingredient, ondansetron, delivered by means of the NovaDel Process for any human uses.

1.27	“Losses” shall have the meaning provided in Section 12.1.

1.28     “MAA” shall mean a Marketing Authorization Application, and any and all supplements, requesting permission to place a drug on the market and filed with the EMEA or any regulatory agency either (i) under the centralized or decentralized European system, in each case for Licensed Product, (ii) under the Mutual Recognition system, in each case for Licensed Product or (iii) with any other national government regulatory approval agency that does not use the Mutual Recognition system relating to the Licensed Product.

1.29     “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to manufacturing such product for development or commercial sale, Packaging, Labeling, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing. “Manufactured” or “Manufacturing” shall have correlative meaning.

1.30	“Manufacturing Process” shall have the meaning provided in Section 7.4.
1.31	“Manufacturing Right” shall have the meaning provided in Section 7.8.

1.32     “Net Sales” shall mean the gross amounts invoiced by BioAlliance or its Affiliates or Sublicensees for sales of Licensed Product in the Territory, less the following deductions to the extent included in the gross invoiced sales price for Licensed Product or

*** Portion for which confidential treatment requested.

4.

otherwise directly paid, allowed, accrued, or incurred by BioAlliance or its Affiliates or Sublicensees with respect to the sale of such Licensed Product (if not previously deducted from the amount invoiced): (i) *** actually given; (ii) *** upon *** (except where any such *** ); (iii) *** on *** of such Licensed Product; (iv) *** pursuant to *** ; (v) *** ; (vi) *** (if actually borne by BioAlliance or its Affiliates without reimbursement from any Third Party); and (vii) *** (other than *** ) directly related to *** . For purposes of determining Net Sales, the Licensed Product shall be *** and *** . For purposes of calculating Net Sales, *** shall be excluded from the computation of Net Sales, but *** shall be included in the computation of Net Sales.

1.33	“NovaDel Indemnitee” shall have the meaning provided in Section 12.2.

1.34     “NovaDel Process” shall mean NovaDel’s proprietary lingual spray technology for the delivery of pharmaceutical compounds through the mucosal membrane of the mouth in humans using an aerosol or pump spray device and any Improvements thereto that are or come under the Control of NovaDel or any of its Affiliates during the term of the License Agreement.

1.35	“Objection Notice” shall have the meaning provided in Section 6.2.2.

1.36     “Package” shall mean all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Licensed Product. “Packaged” or “Packaging” shall have correlative meaning.

1.37     “Patents” shall mean all issued patents and pending unpublished and published patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing.

1.38	“Purchase Price” shall have the meaning provided in Section 4.1.
1.39	“Quality Agreement” shall have the meaning provided in Section 6.3.
1.40	“Raw Materials” shall have the meaning provided in Section 7.1.

1.41     “Regulatory Approval” shall mean any approvals, including pricing and reimbursement approvals, where applicable, of a Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, marketing, distribution and/or sale of a pharmaceutical product in any applicable jurisdiction.

1.42     “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus,

*** Portion for which confidential treatment requested.

5.

commissions, councils or other government entities regulating or otherwise exercising authority in the applicable jurisdiction.

1.43     “Royalty Term” shall have the meaning given such term in the License Agreement.

1.44     “Samples” shall mean samples of Licensed Product, in package size and configurations to be agreed upon by the parties, to be used by BioAlliance, its Affiliates or Sublicensees in promoting and detailing the Licensed Product in the Territory in accordance with all applicable laws, rules and regulations.

1.45	“Second Source Facility” shall have the meaning provided in Section 7.7.

1.46     “Specifications” shall mean the specifications for Licensed Product contained in the applicable Regulatory Approval in the Territory and any specifications mutually agreed to by the parties established in connection with Licensed Product and changes to such specifications made at the request of the FDA or EMEA or by mutual agreement of the parties from time to time, including the specifications set forth on Exhibit A.

1.47     “Sublicensee” shall mean an Affiliate or Third Party to whom BioAlliance has transferred its rights granted under the License Agreement to use, sell, offer for sale or import Licensed Products in accordance with the License Agreement.

1.48	“Term” shall have the meaning provided in Section 11.1.

1.49     “Territory” shall mean the countries comprising Europe that are listed on Schedule 1.52 of the License Agreement.

1.50     “Third Party” shall mean any Entity other than NovaDel or BioAlliance or an Affiliate of NovaDel or BioAlliance.

1.51	“Third Party Claim” shall have the meaning provided in Section 12.3.2.

1.52     “Transfer Price” shall mean the Cost of Goods for Licensed Product shipped in final therapeutic form, plus a reasonable mark-up for NovaDel’s services in connection with the manufacture and supply of Licensed Product, subject to the limitations in Section 4.1.

2.	SUPPLY OF LICENSED PRODUCT.

2.1       Supply by NovaDel. Subject to the terms and conditions of this Agreement, NovaDel will Manufacture and supply to BioAlliance and its Sublicensees such quantities of Licensed Product, in finished form, as requested by BioAlliance and its Sublicensees to cover their total requirements for Licensed Product under the License Agreement during the Term, including reasonable quantities of Samples requested by BioAlliance and its Sublicensees. NovaDel will be the exclusive supplier to BioAlliance and its Sublicensees of Licensed Product during the Royalty Term. After the Royalty Term, NovaDel shall continue to be the primary source for the Manufacture and supply to BioAlliance and its Sublicensees of Licensed Product in the Territory so long as the Transfer Price is commercially reasonable given the market

*** Portion for which confidential treatment requested.

6.

conditions and is competitive with the transfer price for Licensed Product that BioAlliance or its Sublicensees may obtain from any Third Party manufacturer.

3.	FORECASTS AND PURCHASE ORDERS.

3.1       Forecasts for Development Quantities of Licensed Product. In the Development Plan created under the License Agreement, the parties shall establish a forecasting and ordering mechanism for the quantities of any and all amounts of Licensed Product needed by BioAlliance to perform its development activities. Except as otherwise explicitly set forth in this Agreement, all matters with respect to the supply of Licensed Product for development shall be as agreed upon by the parties and set forth in the applicable Development Plan or other written agreement between the parties.

3.2       Quarterly Forecasts. Beginning twelve (12) months prior to the anticipated First Commercial Sale, and for each Calendar Quarter thereafter, BioAlliance shall provide NovaDel with a written twelve (12)-month rolling forecast of its estimated orders for Licensed Product, including Samples (each a “Forecast”). Each Forecast is a non-binding estimate and shall not obligate BioAlliance to purchase the volume of Licensed Product or Samples set forth in it; provided, however, that the volume forecasted for the first three (3) months of each Forecast shall be binding upon BioAlliance and BioAlliance shall deliver purchase orders to NovaDel pursuant to Section 3.4 for each of these months. For each of the fourth (4th) through twelfth (12th) months in each such Forecast, although the quantities in the Forecast may exceed (i) one hundred fifty percent (150%) for any period ending prior to the first (1st) anniversary of the First Commercial Sale and (ii) one hundred twenty percent (120%) for the remainder of the Term, the supply obligations of NovaDel shall not exceed one hundred fifty percent (150%) and one hundred twenty percent (120%), respectively, of the amount forecast for such month in the previous Forecast; provided that NovaDel agrees to use Commercially Reasonable Efforts to supply such excess.

3.3       Commercial Launch. BioAlliance shall notify NovaDel at least twelve (12) months in advance of the anticipated First Commercial Sale and provide the first Forecast pursuant to Section 3.2 at such time. BioAlliance may change the estimated date of the First Commercial Sale by notifying NovaDel three months in advance.

3.4       Purchase Orders. BioAlliance shall order Licensed Product and Samples by submitting written purchase orders, in such form as the parties shall agree from time to time, to NovaDel specifying the quantities of Licensed Product, including Samples, ordered, the desired shipment date for such Licensed Product, including Samples, and any special shipping instructions. BioAlliance shall order Licensed Product and Samples in lots of a defined number of units/lot pursuant to each purchase order as reasonably specified by NovaDel. BioAlliance shall submit each purchase order to NovaDel at least three (3) months in advance of the desired shipment date specified in such purchase order. NovaDel shall make each shipment of Licensed Product, including Samples, in the quantity and on the shipment date specified for it on BioAlliance’s purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order. Any purchase orders for Licensed Product, including Samples, submitted by BioAlliance to NovaDel shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions

*** Portion for which confidential treatment requested.

7.

of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by BioAlliance or NovaDel that is in any way inconsistent with these terms and conditions.

3.5       Quantity of Orders. The parties agree that Forecasts and orders of Licensed Product will be expressed by multiples of boxes of Licensed Product. Each box of Licensed Product Manufactured by NovaDel shall contain that number of vials to be agreed upon by the parties, with each vial containing 164.16 milligrams of ondansetron HCl, or as otherwise set forth in any Regulatory Approval for Licensed Product in the Territory or agreed to by the parties. The forgoing notwithstanding, the parties will work together in good faith to have NovaDel supply Samples for BioAlliance to use for its promotional activities.

4.	PRICE AND TAXATION.

4.1       Price. BioAlliance will pay NovaDel the following amount for Licensed Product, including Samples, supplied by NovaDel to BioAlliance and its Sublicensees under this Agreement (the “Purchase Price”): *** the*** for*** pursuant to *** the *** for *** and*** the*** for*** and*** provided, however, that if the *** in any *** exceeds*** of Net Sales for Licensed Product for such *** then the *** shall be *** in connection with the *** for such *** that, if the *** for such *** of *** for Licensed Product for such *** then *** shall *** of the amount by which *** of *** for such *** *** and*** of *** for such *** For example, if *** are*** and*** is *** for a given *** payable by *** for such *** would*** and would*** which is *** or*** plus *** of the amount by which *** of *** or *** .

4.2       Invoices. NovaDel shall invoice BioAlliance for the aggregate Purchase Price of each shipment of Licensed Product, including Samples, at the time of such shipment.

4.3       Method of Payment. All payments due hereunder to NovaDel shall be paid to NovaDel in U.S. Dollars not later than thirty (30) days following the receipt of the applicable invoice, unless such shipment of Licensed Product is rejected in accordance with the provisions of Section 6.2.

4.4       Records; Audits. NovaDel shall keep complete and accurate records pertaining to the Manufacture and supply of Licensed Product under this Agreement, in sufficient detail to permit BioAlliance to confirm the accuracy of all payments due hereunder, for a period of three (3) years following the Calendar Quarter in which such payment is due. BioAlliance shall have the right to have an independent, certified public accountant reasonably acceptable to NovaDel, have access during normal business hours, and upon reasonable prior written notice, to such of the records of NovaDel as may be reasonably necessary to verify the accuracy of the Purchase Price, including the Cost of Goods for any Calendar Quarter ending not more than thirty-six (36) months prior to the date of such request; provided, however, that in each case BioAlliance shall not have the right to conduct more than one such audit in any twelve (12)-month period. BioAlliance shall bear the full cost of such audit unless such audit discloses an overpayment of *** of the amount due to NovaDel under this Agreement, in which case, NovaDel shall bear the full cost of such audit and shall promptly remit the amount of any overpayment. Any underpayment shall be promptly paid to NovaDel. The results of such accounting firm shall be final, absent manifest error.

*** Portion for which confidential treatment requested.

8.

4.5       Late Payments. In the event that any payment due under this Agreement which is not paid when due shall bear interest at a rate equal to *** ; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

5.	DELIVERY.

5.1       Delivery Terms. NovaDel will deliver Licensed Product, including Samples to BioAlliance or its designee in such quantities and on such monthly delivery dates as are specified in purchase orders. Deliveries shall be made FCA (Incoterms 2000) from the facility at which Licensed Product was Manufactured to such facility as designated by BioAlliance in the relevant purchase order(s). Licensed Product delivered to BioAlliance or its designee shall be in fully finished form, Labeled and Packaged for use in development activities and/or supply to the ultimate consumer in accordance with applicable laws, rules and regulations and all applicable Regulatory Approvals. Licensed Product supplied by NovaDel will have a shelf life of (a) at least eighteen (18) months from the date of delivery if Licensed Product receives Regulatory Approval with twenty-four (24) months or greater of shelf life and (b) at least two-thirds (2/3) of the approved shelf live from the date of delivery if Licensed Product receives Regulatory Approval with less then twenty-four (24) months of shelf life.

6.	QUALITY ASSURANCE CONTROL - ACCEPTANCE.
6.1	Specifications; Testing.

6.1.1    Batch Testing. NovaDel will perform standard analytical testing of each Manufactured batch of Licensed Product to be delivered to BioAlliance to verify that it meets the Specifications, according to the procedure described in the corresponding documentation and that Licensed Product was Manufactured in accordance with applicable Regulatory Approvals, laws, rules, regulation and authorities prior to shipment of each batch of Licensed Product.

6.1.2    Quality Control Problem. In addition, in the event NovaDel identifies a quality problem with respect to a quality control sample or any batch sample of Licensed Product, then, it shall notify BioAlliance and if requested by BioAlliance in writing, NovaDel shall authorize BioAlliance to consult at NovaDel’s facilities the full batch records corresponding to the applicable quality control sample or applicable batch.

6.1.3    Certificates of Analysis and Compliance. NovaDel shall provide appropriate certification that the Licensed Product supplied meets specifications, and other applicable quality standards, as determined by the parties in the Quality Agreement, to BioAlliance with each shipment of Licensed Product supplied hereunder. In the event BioAlliance requires additional documentation from a Manufacturer (whether due to a change in the applicable laws, rules or regulations or in a Regulatory Approval for Licensed Product) to Exploit Licensed Product in the Territory under any Regulatory Approval, NovaDel will use Commercially Reasonable Efforts to supply such documentation with each shipment of Licensed Product. Such certificates shall certify with respect to each shipment and batch (identified by batch number) (i) the quantity of the shipment, (ii) that the Licensed Product delivered conforms to the Specifications and (iii) that the Licensed Product was Manufactured in accordance with

*** Portion for which confidential treatment requested.

9.

cGMP and any applicable Regulatory Approval. BioAlliance shall be under no obligation to accept any shipment of Licensed Product without the accompanying appropriate certification.

6.2	Acceptance and Rejection.

6.2.1    Licensed Product Rejection. BioAlliance may reject any shipment of Licensed Product if such Licensed Product does not conform to the Specifications or fails to conform to any warranty set forth in this Agreement. If BioAlliance rejects any shipment of Licensed Product, BioAlliance shall within thirty (30) days from receipt inform NovaDel of its refusal to accept such shipment, and the reasons therefor; otherwise, BioAlliance shall be deemed to have accepted said shipment; provided that such acceptance shall not preclude a subsequent rejection of any shipment of Licensed Product by BioAlliance following discovery of latent defects in such Licensed Product (including, without limitation, discovery of any substance that would cause Licensed Product to be adulterated within the meaning of the United States Food Drug & Cosmetic Act or other analogous regulatory provision), as applicable in the stated time period, provided that BioAlliance notifies NovaDel in writing within five (5) business days of discovery of such latent defect and prior to the expiry of the shelf life of the Licensed Product.

6.2.2    Replacement of Licensed Product and Dispute Procedure. BioAlliance’s basis for rejection shall be conclusive unless NovaDel notifies BioAlliance in writing, within ten (10) days of receipt of notice that BioAlliance is rejecting Licensed Product, that NovaDel disagrees with such basis for rejection (an “Objection Notice”). If BioAlliance and NovaDel fail within ten (10) days after delivery of the Objection Notice to agree as to whether Licensed Product is defective, representative samples of the batch of Licensed Product in question shall be submitted to a mutually-acceptable independent laboratory for analysis or review. The results of such evaluation shall be binding upon the parties. The parties shall share equally the cost of such evaluation except that the party that is determined to have been incorrect in its determination of whether Licensed Product should be rejected shall assume the responsibility for, and pay, the costs of any such evaluation and reimburse the other for any amounts previously paid to the independent laboratory in connection with that determination.

6.2.3    Cost of Replacement. If any shipment of Licensed Product is rejected by BioAlliance, BioAlliance’s duty to pay all amounts payable to NovaDel in respect of the rejected Licensed Product shall be suspended unless and until there is a determination by the independent laboratory in support of NovaDel’s Objection Notice in accordance with Section 6.2.2. If only a portion of a shipment is rejected, BioAlliance’s duty to pay the amount allocable to the defective portion only shall be suspended.

6.2.4    Return or Destruction; Invoices. If a shipment or partial shipment is rejected by BioAlliance pursuant to the provisions of this Section 6.2, BioAlliance shall return to NovaDel at NovaDel’s request and expense (or, at the election of NovaDel, destroy and provide evidence of such destruction to NovaDel) any such rejected Licensed Product. NovaDel shall (i) credit the original invoice in respect of the rejected Licensed Product, and (ii) adjust the invoice to BioAlliance for any Licensed Product that was not rejected, payment of which is due in accordance with the terms of the original invoice. If there is a determination by the independent laboratory under Section 6.2.2 that the Licensed Product should not have been rejected, BioAlliance shall pay NovaDel for such improperly rejected Licensed Product.

*** Portion for which confidential treatment requested.

10.

6.2.5    Replacement Licensed Product. During the pendency of any rejection discussions NovaDel shall promptly use Commercially Reasonable Efforts to supply BioAlliance with additional Licensed Product, which BioAlliance shall purchase on the same terms as the Licensed Product that is the subject of the rejection discussions.

6.3       Quality Agreement. Within ninety (90) days after BioAlliance files the CTD (as defined in the License Agreement) for Licensed Product or such earlier time as agreed by the parties, the parties will enter into an agreement that details the quality assurance obligations of each party (the “Quality Agreement”). Notwithstanding the foregoing, failure to enter into a Quality Agreement shall not affect NovaDel’s obligation to supply Licensed Product to BioAlliance. The parties shall amend the Quality Agreement from time to time as the parties deem necessary. If the parties enter into a Quality Agreement, all Licensed Product supplied to BioAlliance be supplied in accordance with the terms of this Agreement and the Quality Agreement.

7.	MANUFACTURE OF LICENSED PRODUCT.

7.1       Raw Materials. NovaDel shall be responsible for obtaining, and shall store at no cost to BioAlliance, any raw materials, components, other ingredients and Packaging and Labeling materials (“Raw Materials”) required for the Manufacture of Licensed Product, in reasonable quantities consistent with BioAlliance’s Forecasts and purchase orders. NovaDel shall use and rotate all stock of materials on a first-expiry, first-out basis. NovaDel shall at all times maintain a sufficient quantity of Raw Materials to Manufacture at least a six (6) months’ supply of Licensed Product.

7.2       Manufacture of Licensed Product. NovaDel will Manufacture Licensed Product in accordance with the Specifications, cGMPs and other applicable rules and regulations of the EMEA or other applicable Regulatory Authorities in the Territory. The parties shall notify each other within forty-eight (48) hours of any new instructions or specifications required by the FDA (if applicable), EMEA and by other applicable Regulatory Authorities in the Territory. The parties shall confer with each other with respect to any response regarding such instruction or specification and the best means to comply with such requirements and the parties will bear the costs for implementing such changes in accordance with Section 7.4.

7.3       Labeling. BioAlliance shall provide to NovaDel camera ready art for the final packaging of Licensed Product for use in the Territory, the cost of which shall be borne by BioAlliance and NovaDel shall use only such materials provided by BioAlliance on the Labels and Packaging for Licensed Product supplied to BioAlliance and its designees. Presentation of the Trademark (as defined in the License Agreement) on Licensed Product for sale in the Territory shall comply with the provisions regarding the Trademark under the License Agreement. Provided that NovaDel uses only materials provided by BioAlliance on the Labels and Packaging for Licensed Product supplied to BioAlliance and its designees, BioAlliance shall be responsible for ensuring the accuracy of all information contained on all Labels and Packaging for Licensed Product for the Territory and for the compliance of all such Labels and Packaging with applicable laws, rules and regulations and all Regulatory Approvals for Licensed Product in the Territory. Should BioAlliance or NovaDel desire or be required pursuant to applicable laws, rules or regulations or any Regulatory Approval for Licensed Product to make

*** Portion for which confidential treatment requested.

11.

any change in any such Labels or Packaging, BioAlliance shall be responsible for procuring the updating of all artwork and text associated with such change and providing such changes to NovaDel.

7.4	Changes to the Specifications or to the Manufacturing Process.
7.4.1	Manufacturing Changes.

(i)        NovaDel shall be entitled to make such changes related to the Manufacture of the Licensed Product as are determined by NovaDel to be necessary or appropriate, without the prior written consent of BioAlliance; provided, however, NovaDel shall obtain the prior written consent of BioAlliance, such consent not to be unreasonably withheld or delayed, with respect to any proposed revision to the Specifications, and any change in the Raw Materials, equipment, process or procedures used to Manufacture Licensed Product (the “Manufacturing Process”) that would require approval of the EMEA or other applicable Regulatory Authority in the Territory, and NovaDel shall notify BioAlliance of other material changes to the Manufacturing Process.

(ii)        Changes to the Manufacture of the Licensed Product hereunder that are required by a Regulatory Authority or applicable laws shall be implemented by NovaDel as promptly as practicable in compliance with applicable laws and NovaDel’s documented change control procedures.

(iii)      The costs and expenses of NovaDel associated with changes made in accordance with Section 7.4.1, other than changes made in accordance with Section 7.4.1(ii), shall be borne solely by NovaDel, including obsolete inventory and works-in progress and such costs will not be passed through via increase in Cost of Goods. The costs and expenses of NovaDel associated with changes made in accordance with Section 7.4.1(ii) shall be borne equally by the parties, including obsolete inventory and works-in progress.

7.4.2	Changes to Package Inserts and Labeling.

(i)        In the event that BioAlliance desires to make a change directly to the Package insert or Labeling for the Licensed Product (each, a “Discretionary Product Change”), BioAlliance shall notify NovaDel in writing. Any additional out-of-pocket costs and expenses incurred by NovaDel as a result of its implementation of such Discretionary Product Changes shall be borne solely by BioAlliance, including obsolete inventory and works-in progress. Prior to incurring the costs and expenses, NovaDel will provide BioAlliance with a good-faith, written estimate of such costs and expenses. BioAlliance shall have the opportunity, to the extent practicable, to reduce such costs and expenses by performing certain aspects of the work itself.

(ii)       Changes to the Package insert or Labeling for the Licensed Product that are required by a Regulatory Authority or applicable laws in the Territory shall be discussed in good faith between NovaDel and BioAlliance and shall be implemented by NovaDel as promptly as practicable in compliance with Regulatory Authority requirements, applicable laws and NovaDel’s documented change control procedures. Any additional out-of-pocket costs and

*** Portion for which confidential treatment requested.

12.

expenses incurred by NovaDel as a result of its implementation of changes made in accordance with this Section 7.4.2(ii) shall be borne by BioAlliance, including obsolete inventory and works-in progress.

7.4.3	Changes to Packaging.

(i)        BioAlliance shall be entitled to make changes to the artwork on the Packaging and Label for the Licensed Product in its sole discretion, including, without limitation, changes to the size and placement of the BioAlliance logo. All changes shall be consistent with the approved Packaging and Labeling for the Licensed Product.

(ii)       The out-of-pocket costs and expenses incurred by NovaDel as a result of its implementation of such changes to the Packaging and Labeling of the Licensed Product in accordance with Section 7.4.3(i) shall be borne solely by BioAlliance, including obsolete inventory and works-in progress. Prior to incurring the costs and expenses, NovaDel will provide BioAlliance with a good-faith, written estimate of such costs and expenses. BioAlliance shall have the opportunity, to the extent practicable, to reduce such costs and expenses by performing certain aspects of the work itself.

7.5       Reprocessing and Reworking of Licensed Product. Any reprocessing or reworking of any batch or lot of Licensed Product shall be made in full compliance with the procedures described in the Regulatory Approvals for Licensed Product, or, if not made in compliance with the procedures described in the Regulatory Approvals for Licensed Product in the Territory, NovaDel shall obtain the prior written consent of BioAlliance.

7.6       Requirement of Buffer Stock. Beginning within a reasonable period of time following the Effective Date, but no later than three (3) months prior to the anticipated date of the First Commercial Sale in the Territory, NovaDel shall have available (including as a result of Licensed Product Manufactured by any Second Source Facility) a buffer stock of Licensed Product (the “Buffer Stock”), as determined by mutual agreement of the parties. The level of Buffer Stock will be expressed as a number of months of supply of Licensed Product and will be determined based upon the quantities specified in the most recent applicable months of the Forecast (including purchase orders). The Buffer Stock shall be no less than three (3) months’ supply of Licensed Product at any time. The cost of the Buffer Stock will be shared equally by the parties.

7.7       Second Source Facility. Within eighteen (18) months after the filing of the first application for Regulatory Approval in the Territory, NovaDel will qualify and thereafter keep qualified an additional Manufacturing facility (a “Second Source Facility”), in addition to, and at least one hundred and fifty (150) kilometers away from, the existing Manufacturing facility, for the production of Licensed Product to ensure a second source of supply of Licensed Product to BioAlliance. The Second Source Facility must be a second facility operated by NovaDel or any licensee or subcontractor of NovaDel with quality and reliability in Manufacturing comparable to NovaDel’s first facility, and such Second Source Facility must be approved by the EMEA and other relevant Regulatory Authorities in the Territory such that the Licensed Product Manufactured by the Second Source Facility may be commercialized by BioAlliance under the applicable Regulatory Approvals for Licensed Product.

*** Portion for which confidential treatment requested.

13.

7.8	Licensed Product Shortfall; Manufacturing Right.

7.8.1    Shortfall. NovaDel shall use Commercially Reasonable Efforts to avoid shortfalls in supply of Licensed Product based on the Forecasts provided by BioAlliance. In the event NovaDel has failed to or will be unable to supply to BioAlliance at least seventy-five percent (75%) of BioAlliance’s purchase orders for two (2) consecutive Calendar Quarters (a “Failure to Supply”), then, in addition to other rights or remedies available, NovaDel shall promptly notify BioAlliance, in writing, of such shortage, or potential shortage, or inability to timely supply Licensed Product and, if possible, the date when NovaDel will again be able to supply Licensed Product. NovaDel will use all Commercially Reasonable Efforts to remedy any shortfall of Licensed Product as soon as practicable and NovaDel will allocate its available production capacity for the production of Licensed Product in a manner proportional to the utilization of all customers (including NovaDel) of such capacity in the prior six (6) month period.

7.8.2    Manufacturing Right. At any time during the Term, in the event of a Failure to Supply, BioAlliance shall have the right, but not the obligation, to make or have made by any Third Party Licensed Product in order to satisfy BioAlliance’s and its Sublicensees’ requirements of Licensed Product (the “Manufacturing Right”). BioAlliance shall have the Manufacturing Right until such time as NovaDel has resumed and restored its capability to Manufacture and supply BioAlliance’s and its Sublicensees’ requirements of Licensed Product and recommences its Manufacture and supply of Licensed Product, or until such time as BioAlliance reasonably believes that NovaDel is able to supply Licensed Product, or, if longer, for the duration of any commercially reasonable obligation to any Third Party supplier entered into by BioAlliance or its Sublicensees in connection with the exercise of the Manufacturing Right. If BioAlliance and its Sublicensees continue to have obligations to any Third Party supplier entered into in connection with the exercise of the Manufacturing Right after NovaDel has resumed its capability to Manufacture and supply under this Agreement or, as applicable, after BioAlliance reasonably believes that NovaDel is able to supply Licensed Product, BioAlliance and its Sublicensees will purchase such portion, if any, of their requirements of Licensed Product from NovaDel pursuant to this Agreement as can reasonably be purchased given the obligations to such Third Party supplier. When assessing Third Party suppliers in connection with the exercise of the Manufacturing Right, BioAlliance will consider any Third Party suppliers suggested by NovaDel and will in good faith attempt to select a Third Party supplier that will permit NovaDel to resume Manufacture and supply under this Agreement as promptly as possible after it is able to do so, subject to commercially reasonable considerations of material differences in qualification, reliability, pricing, quality and other similar factors, considered as a whole, with respect to such potential Third Party suppliers. NovaDel shall provide BioAlliance with written notice of its ability to recommence Manufacturing and supplying BioAlliance and its Sublicensees with their requirements of Licensed Product no less than six (6) months in advance.

7.8.3    License Grant. NovaDel hereby grants to BioAlliance a worldwide, non-exclusive, royalty-free license, with the right to sublicense, under the NovaDel Technology, to make and have made Licensed Product, which license shall be exercisable beginning on the date upon which BioAlliance elects to exercise its Manufacturing Right, and shall continue so long as the Manufacturing Right continues to be in effect under Section 7.8.2. In the event the

*** Portion for which confidential treatment requested.

14.

Manufacturing Right and corresponding license under this Section 7.8.3 is exercisable by BioAlliance, NovaDel shall promptly transfer to BioAlliance or its Sublicensee such NovaDel Technology and any other Information and data concerning and related to the Manufacture and supply of Licensed Product and shall reasonably assist BioAlliance and any Sublicensee of BioAlliance in the implementation thereof.

7.8.4    Reimbursement of Costs. NovaDel will reimburse BioAlliance for all reasonable and documented out of pocket costs incurred by BioAlliance and, if applicable, its Sublicensees, in exercising the Manufacturing Right, including, without limitation, documented costs incurred for laboratory trials, transferring the NovaDel Technology, Information and data, and writing and filing any regulatory documentation.

8.	REGULATORY.
8.1	Adverse Event Reporting; Licensed Product Complaints.

8.1.1    Pharmacovigilance. Subject to the terms of this Agreement, NovaDel and BioAlliance (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall define and finalize the responsibilities the parties shall employ to protect patients who receive Licensed Product and promote their well-being in a separate Safety Data Exchange Agreement (“SDEA”), and NovaDel will use Commercially Reasonable Efforts to have its other licensees of Licensed Product agree to be parties to the SDEA. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the parties) of safety information such as Adverse Events, pregnancy exposure, lack of efficacy, misuse/abuse; and any other information concerning the safety of the Licensed Product. Such guidelines and procedures will be in accordance with, and enable the parties to fulfill, local and international regulatory reporting obligations to Regulatory Authorities. Furthermore, such agreed procedures shall be consistent with relevant FDA and International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. The SDEA shall provide that: (i) BioAlliance shall be responsible for all pharmacovigilance activities regarding the Licensed Product in the Territory, including signal detection, medical surveillance, risk management, global medical literature review and monitoring, Adverse Event reporting and responses to regulatory authority requests or enquiries; (ii) in the event NovaDel receives safety information regarding the Licensed Product, or information regarding any safety-related regulatory request or inquiry, NovaDel shall notify BioAlliance as soon as practicable, but, in any event, not later than five (5) business days after it receives such safety information, regulatory authority request or query; and (iii) in the event BioAlliance receives safety information regarding the Licensed Product, or information regarding any safety-related regulatory request or inquiry, BioAlliance shall notify NovaDel as soon as practicable, but, in any event, not later than five (5) business days after it receives such safety information, regulatory authority request or query.

8.1.2    Licensed Product Complaints. BioAlliance will notify NovaDel within five (5) days of any customer complaints that relate to the Manufacture of Licensed Product. NovaDel shall conduct investigations to determine the validity and cause of the complaint and

*** Portion for which confidential treatment requested.

15.

will use Commercially Reasonable Efforts to report the findings of such investigation to BioAlliance within ten (10) business days of notification.

8.2       Regulatory Compliance. NovaDel shall comply with all regulatory requirements with respect to Licensed Product imposed by applicable laws, rules any regulations and any Regulatory Approval upon NovaDel as the manufacturer of the Licensed Product. NovaDel shall, on a timely basis, provide BioAlliance with such Information in NovaDel’s possession as the manufacturer of Licensed Product.

8.3       cGMP Compliance and QA Audits. Upon the reasonable written request to NovaDel, but no more than once a calendar year, BioAlliance shall have the right to have representatives visit the Manufacturing facilities for Licensed Product during normal business hours to discuss any related issues with applicable manufacturing and management personnel and to review and inspect (i) Manufacturing and storage facilities for Licensed Product, (ii) the quality control procedures, and/or (iii) any records and reports pertinent to the Manufacture, disposition or transport of Licensed Product as may be necessary to evidence NovaDel’s compliance with all applicable Regulatory Approvals for the manufacture of Licensed Product, including, compliance with cGMP.

8.4       Regulatory Support. NovaDel shall notify BioAlliance within two (2) business days of any inspection relating to Licensed Product or any Licensed Product-related facility by the FDA (if applicable), EMEA or any other Regulatory Authority in the Territory and, at the conclusion of such inspection, shall furnish BioAlliance within twenty-four (24) hours after receipt a copy of all documentation, including any Form 483 or its European equivalent and NovaDel’s response thereto, relating to such inspection. In addition, NovaDel shall notify BioAlliance within forty-eight (48) hours of any other regulatory actions or communications (other than ministerial, non-substantive communications) relating to Licensed Product or any Licensed Product-related facility. NovaDel shall further provide BioAlliance and its Sublicensees with all necessary Information and data regarding the Manufacture of Licensed Product to the extent necessary for BioAlliance and its Sublicensees to prepare and defend any inquiries from the FDA (if applicable), EMEA or any other Regulatory Authority in the Territory with respect to the Licensed Product, or to exercise the Manufacturing Right, to satisfy all applicable regulatory requirements. The parties shall confer with each other with respect to any response regarding such action or communication and the best means to comply with such action or communication.

8.5       Recall of Licensed Product. In the event either party believes a recall, field alert, product withdrawal or field correction may be necessary with respect to Licensed Product supplied under this Agreement, such party shall immediately notify the other party in writing. NovaDel will not act to initiate a recall, field alert, product withdrawal or field correction without the express prior written approval of BioAlliance, unless otherwise required by applicable law, and each party shall provide all necessary cooperation and assistance to the other party with respect thereto. BioAlliance shall be responsible for any such recall, field alert, product withdrawal or field correction of Licensed Product in the Territory; provided, however, that the cost of any recall, field alert, product withdrawal or field correction shall be borne by BioAlliance, except to the extent such recall, field alert, product withdrawal or field correction is caused by NovaDel’s breach of its warranties, representations or obligations under this

*** Portion for which confidential treatment requested.

16.

Agreement, the License Agreement or applicable law or its negligence or willful misconduct, in which case such cost shall be borne by NovaDel to the extent of such breach, negligence or misconduct. For purposes hereof, such cost shall be limited to reasonable, actual and documented costs incurred by the parties for such recall, withdrawal or correction, and replacement of Licensed Product to be recalled. In the event of a recall, NovaDel shall reasonably cooperate with BioAlliance with respect to any such recall, field alert, product withdrawal or field correction.

8.6       Compliance with Laws. NovaDel shall comply with all applicable present and future orders, regulations, requirements and laws of any and all Regulatory Authorities with respect to Manufacture of Licensed Product, including, all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. NovaDel represents and warrants to BioAlliance that it has and will maintain during the Term all government permits, including, without limitation, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

8.7       Documentation. NovaDel shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including batch records). Each party shall maintain complete and adequate records pertaining to the methods and facilities used for the Manufacture, holding and distribution of Licensed Product in accordance with all applicable domestic and foreign laws, rules and regulations so that such Licensed Product may be used in humans.

8.8       Samples. NovaDel shall retain samples of Licensed Product for a period of three (3) years (or, if longer, the minimum period required by applicable laws, rules or regulations or applicable Regulatory Approval for Licensed Product) after BioAlliance’s acceptance of such batch. The sample size shall be twice the size necessary to conduct quality control testing (except for sterilization and testing). Upon BioAlliance’s written request, NovaDel shall provide BioAlliance with up to one-half (1/2) the original amount of the retained samples.

9.	REPRESENTATIONS AND WARRANTIES.

9.1       Licensed Product Warranty. NovaDel represents and warrants that Licensed Product delivered hereunder will (i) be Manufactured by NovaDel in accordance with all applicable Regulatory Approvals for Licensed Product, cGMPs and other laws, rules and regulations of any applicable Regulatory Authority, (ii) conform to the Specifications at the time of delivery, (iii) be capable of maintaining conformity to said Specifications and requirements when handled and stored in accordance with the Labeling until the applicable expiry date of such Licensed Product, and (iv) not be misbranded or adulterated under any applicable laws, rules or regulations.

9.2       No Debarred or Disqualified Persons. NovaDel represents and warrants that it shall employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person (a) is under investigation by the FDA, EMEA or other applicable Regulatory Authority for debarment or is presently debarred by the FDA, pursuant to 21 U.S.C. § 335a or its successor provisions, or the EMEA or other applicable Regulatory

*** Portion for which confidential treatment requested.

17.

Authority, or (b) has a disqualification hearing pending or has been disqualified by the FDA, pursuant to 21 C.F.R. § 312.70 or its successor provisions, or the EMEA or other applicable Regulatory Authority. In addition, NovaDel represents and warrants that, to its knowledge, it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, NovaDel or any person employed or retained by it to perform under this Agreement (i) comes under investigation by the FDA, EMEA or other Regulatory Authority for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, NovaDel shall immediately notify BioAlliance of same.

9.3       Mutual Representations and Warranties. Each party represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.4       Additional NovaDel Agreements. NovaDel further represents, warrants and covenants to BioAlliance that NovaDel, or, as applicable, a NovaDel Affiliate, will maintain throughout the Term all Manufacturing facilities and all permits, licenses, registrations and other forms of governmental authorization and Regulatory Approvals required in order for NovaDel to perform its obligations hereunder in accordance with applicable laws, rules and regulations and all Regulatory Approvals for Licensed Product; provided, however, that if NovaDel or, as applicable such NovaDel Affiliate ceases to hold such a permit, license, registration or other form of governmental authorization, BioAlliance may, in its sole discretion, allow NovaDel a reasonable period of time to regain compliance with the foregoing requirement, so long as during such time NovaDel is able to supply Licensed Product to BioAlliance in accordance with this Agreement.

9.5       Disclaimer. Except as expressly set forth herein or in the License Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, AND IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of Licensed Product or (b) the safety or usefulness for any purpose of the technology provided hereunder.

*** Portion for which confidential treatment requested.

18.

9.6       Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided however, that this Section 9.6 shall not be construed to limit either party’s indemnification obligations under Section 12.

10.	CONFIDENTIALITY.

10.1     Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter (or such longer period as specified in Section 11.3.2, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any Information and materials furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or the License Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

10.2     Exceptions. Confidential Information, as used throughout this Agreement, shall not include any information that the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

10.3     Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

10.3.1  regulatory filings for Licensed Product as contemplated by the License Agreement;

10.3.2  disclosure to sublicensees and/or subcontractors NovaDel has retained for the Manufacture of Licensed Product, provided, in each case, that any such sublicensee or subcontractor agrees to be bound by terms of confidentiality and non-use at least as stringent to those set forth in this Section 10;

10.3.3  prosecuting or defending litigation as permitted by this Agreement or the License Agreement;

*** Portion for which confidential treatment requested.

19.

10.3.4  complying with applicable court orders or governmental regulations; and

10.3.5  disclosure to Affiliates, potential Sublicensees, Sublicensees, employees, consultants or agents or to other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, employee, consultant, agent or Third Party agrees to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 10.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 10.3.3 or 10.3.4, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than Commercially Reasonable Efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with any regulatory authority (such as the Securities and Exchange Commission or “Autorite des Marches Financiers”) or as otherwise required by law.

11.	TERM AND TERMINATION.

11.1     Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration or termination of the License Agreement unless terminated earlier pursuant to Section 11.2. Upon expiration of the Term, BioAlliance shall, in its sole discretion, have the option to extend the Term for successive one (1) year periods by providing written notice to NovaDel no later than thirty (30) days prior to such expiration or any anniversary of such expiration, as applicable.

11.2	Termination.

11.2.1  Termination for Material Breach; Cure. Each party shall have the right to terminate this Agreement upon written notice to the other upon the occurrence or after the material breach of this Agreement by the other party if the breaching party has not cured such breach within sixty (60) days (or, with respect to nonpayment, within ten (10) days) following written notice of termination by the non-breaching party, provided, however, that if the allegedly breaching party disputes whether there has been a material breach and initiates the dispute resolution provisions of Section 13, then the time to cure such breach shall toll pending such action and such party shall have until sixty (60) days (or, with respect to nonpayment, ten (10) days) following the determination (or dismissal) of such action to cure such breach.

11.2.2  Termination by BioAlliance. After the Royalty Term in any country in the Territory, BioAlliance may terminate this Agreement as to such country upon written notice to NovaDel if BioAlliance determines that the Transfer Price is not commercially reasonable given the market conditions or is not competitive with the transfer price for Licensed Product that may be obtained from any Third Party manufacturer.

*** Portion for which confidential treatment requested.

20.

11.2.3  Right to Alternative Relief. In the event that NovaDel has materially breached this Agreement and failed to cure such breach as provided in Section 11.2.1, and BioAlliance does not wish to terminate its rights hereunder, BioAlliance may, in its discretion, retain its rights and seek to have the court determining whether such material breach has occurred assign appropriate relief or damages as may be available at law or in equity.

11.3	Effect of Expiration or Termination; Surviving Obligations.

11.3.1  Effect of Termination. Upon the expiration of the Term or termination of this Agreement pursuant to Section 11.2 or 14.9, all rights and obligations of the parties under this Agreement shall terminate in its entirety in the case of expiration of the Term or termination pursuant to Section 11.2.1 or 14.9 or as to the applicable country in the case of termination of this Agreement pursuant to Section 11.2.2, except as provided in this Section 11.3.

11.3.2  Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement in its entirety, each party shall deliver to the other party any and all Confidential Information of such party then in its possession, except for one (1) copy which may be kept in such party’s counsel’s office for archival purposes.

11.3.3  Surviving Obligations. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. NovaDel’s obligations under Section 8.1, 8.4, 8.5, 8.7 and 8.8 shall remain in full force and effect following termination or expiration of this Agreement. Additionally, except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement in its entirety or with respect to any country in the Territory:

Section 1 – Definitions

Section 4.4 – Audit

Section 9.5 – Disclaimer

Section 9.6 - Limitation of Liability

Section 10 – Confidentiality

Section 11.3 – Effect of Expiration or Termination; Surviving Obligations

Section 11.4 – Damages; Relief

Section 12 – Indemnification

Section 13 – Dispute Resolution

Section 14 – General Provisions

11.4     Damages; Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.5     Rights in Bankruptcy. All rights and licenses granted under or pursuant to any article or section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to be “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. If a case is commenced during the Term by or against NovaDel or its Affiliates under the U.S. Bankruptcy Code then, unless and until

*** Portion for which confidential treatment requested.

21.

this Agreement is rejected as provided in the U.S. Bankruptcy Code, NovaDel (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If the U.S. Bankruptcy Code case is commenced during the Term by or against NovaDel, this Agreement is rejected as provided in the U.S. Bankruptcy Code and BioAlliance elects to retain its rights hereunder as provided in the U.S. Bankruptcy Code, then NovaDel, subject to the U.S. Bankruptcy Code case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to BioAlliance copies of all Information necessary for BioAlliance to prosecute, maintain and enjoy its rights under the NovaDel Technology under the terms of this Agreement held by NovaDel and such successors and assigns promptly upon BioAlliance’s written request therefor. All rights, powers and remedies of BioAlliance, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the U.S. Bankruptcy Code) in the event of the commencement of a U.S. Bankruptcy Code case by or against NovaDel.

12.	INDEMNIFICATION.

12.1     Indemnification by NovaDel. NovaDel hereby agrees to save, defend and hold BioAlliance and its Affiliates and their respective directors, officers, employees and agents (each, a “BioAlliance Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any BioAlliance Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a)  the breach by NovaDel of any warranty, representation, covenant or agreement made by NovaDel in this Agreement, (b) the negligence or willful misconduct or willful omissions by NovaDel in the performance of its obligations under this Agreement, or (c) actual or asserted violations of applicable laws by NovaDel or its Affiliates in connection with this Agreement; except, in each case, to the extent such Losses are subject to indemnification by BioAlliance under Section 12.2 or the License Agreement.

12.2     Indemnification by BioAlliance. BioAlliance hereby agrees to save, defend and hold NovaDel and its Affiliates and their respective directors, officers, employees and agents (each, a “NovaDel Indemnitee”) harmless from and against any and all Losses to which any NovaDel Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the breach by BioAlliance of any warranty, representation, covenant or agreement made by BioAlliance in this Agreement, (b) the negligence or willful misconduct or willful omissions by BioAlliance or its Affiliates or Sublicensees in the performance of its obligations under this Agreement, (c) actual or asserted violations of applicable laws by BioAlliance or its Affiliates or permitted Sublicensees in connection with this Agreement, or (d) the use, promotion, marketing, distribution, sale, offer for sale, import or export of Licensed Product by BioAlliance or its Affiliates or permitted Sublicensees in the Territory (provided that intellectual property infringement claims shall be governed by Section 7 of the License Agreement, as applicable) or the use of the Licensed Product by any person; except, in each case, to the extent such Losses are subject to indemnification by NovaDel under Section 12.1 or the License Agreement.

*** Portion for which confidential treatment requested.

22.

12.3	Indemnification Procedure.

12.3.1  Notice of Claim. The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 12.1 or Section 12.2, but in no event shall the indemnifying party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party (the “Indemnified Party”).

12.3.2  Third Party Claims. The obligations of an indemnifying party under this Section 11 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 12.1 or Section 12.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i)        Control of Defense. At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying party in its defense of the Third Party Claim with respect to such Indemnified Party.

(ii)       Right to Participate in Defense. Without limiting Section 12.3.2(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing or (B) the indemnifying party has failed to assume the defense and employ counsel in

*** Portion for which confidential treatment requested.

23.

accordance with Section 12.3.2(i) (in which case the Indemnified Party shall control the defense).

(iii)      Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 12.3.2(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying party. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

(iv)      Cooperation. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v)       Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnified Party.

(vi)      Indemnification Under the License Agreement. Notwithstanding anything to the foregoing, to the extent a Loss under this Agreement is for the same Loss as under the License Agreement, the Indemnified Party shall only be entitled to claim indemnity for such Loss under the terms of the License Agreement.

*** Portion for which confidential treatment requested.

24.

12.4     Insurance. Each party shall maintain, at its own expense, product liability insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name the other party as an additional insured with respect to such insurance. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request.

13.	DISPUTE RESOLUTION.

13.1     Disputes. The parties recognize that disputes as to certain matters arising under this Agreement may arise from time-to-time. It is the objective of the parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the parties agree to abide by the procedures set forth in this Section 13 to resolve any such issues or disputes. The parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

13.2     Escalation. Prior to taking action as provided in Section 13.3 of this Agreement, the parties shall first submit such dispute to the Chief Executive Officer of NovaDel and the Chief Executive Officer of BioAlliance (collectively, the “Executives”), or their respective designated representative who shall be a senior executive officer with authority to settle the applicable issue or dispute, for resolution. The Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed twenty (20) calendar days, unless the Executives mutually agree in writing to extend such period of negotiation. Such twenty (20)-calendar day period shall be deemed to commence on the date the dispute was submitted to the Executives. If the Executives are unable to resolve the dispute, then the parties may submit the dispute to arbitration as set forth in Section 13.3. All negotiations pursuant to this Section 13.2 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.3     Binding Arbitration. Any dispute arising from or relating to this Agreement shall be finally determined before a tribunal of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). One arbitrator shall be selected by NovaDel, one arbitrator shall be selected by BioAlliance and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the AAA, if the arbitrators appointed by the parties are unable to select a third arbitrator within thirty (30) days.

13.4     Court Actions. Notwithstanding the above, but subject to Section 14.1, to the full extent allowed by law, either party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the parties’ rights or enforce the parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. Subject to Section 14.1, in addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The parties shall use their Commercially Reasonable Efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

*** Portion for which confidential treatment requested.

25.

14.	GENERAL PROVISIONS.

14.1     Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

14.2     Entire Agreement; Modification. This Agreement together with the License Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement or the License Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

14.3     Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

14.4     Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

14.5     Assignment. Except as expressly provided hereunder, and subject to the provisions of Section 14.11, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld); provided however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

14.5.1  in connection with the transfer or sale of all or substantially all of the business of such party relating to Licensed Product to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of such Third Party acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed in the License Agreement (except to the extent already included therein); or

*** Portion for which confidential treatment requested.

26.

14.5.2  to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment or transfer not in accordance with this Agreement shall be void.

14.6     No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it other than as expressly provided in Section 12.

14.7     Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.8     Notices. Any notice to be given under this Agreement must be in writing and delivered in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, or by facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to BioAlliance, notices must be addressed to:

BioAlliance Pharma SA

49, boulevard du Général Martial Valin, 1st Floor

75015 Paris, France

Attention: Chief Executive Officer

Telephone: +33 145 58 71 02

Facsimile: +33 145 58 08 81

With a required copy to:

BioAlliance Pharma SA

49, boulevard du Général Martial Valin, 1st Floor

75015 Paris, France

Attention: General Counsel

Telephone: +33 145 58 71 03

Facsimile: +33 145 58 08 81

*** Portion for which confidential treatment requested.

27.

If to NovaDel, notices must be addressed to:

NovaDel Pharma, Inc.

25 Minneakoning Road

Flemington, NJ 08822, USA

Attention: President and Chief Executive Officer

Telephone: 908.782.3431

Facsimile: 908.806.7624

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attention: David G. Glazer, Esq.

Telephone: 609.919.6624

Facsimile: 609.919.6701

14.9     Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than payment obligations) by reason of any event beyond such party’s reasonable control and without the fault or negligence of the affected party, including Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given by such affected party to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 11.3 and 11.4.

14.10	Interpretation.

14.10.1            Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.10.2            Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

*** Portion for which confidential treatment requested.

28.

14.10.3            Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

14.10.4            Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

14.10.5            Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

14.10.6            English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement, shall be in the English language.

14.11   NovaDel Third Party Manufactures. The parties acknowledge and agree that NovaDel will use a Third Party Manufacturer to Manufacture and supply Licensed Product under this Agreement and that the terms “NovaDel shall” or “NovaDel will” or the like, shall be deemed to be followed by the words “or NovaDel’s designated Third Party Manufacturer will” or “or “NovaDel’s designated Third Party Manufacturer shall” or “NovaDel shall require that its designated Third Party Manufacturer shall” or the like, with respect to NovaDel’s Manufacturing and supply obligations herein.

14.12   Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank]

*** Portion for which confidential treatment requested.

29.

IN WITNESS WHEREOF, the parties hereto have duly executed this SUPPLY AGREEMENT as of the Effective Date.

BioAlliance Pharma SA		NovaDel Pharma Inc.

By:	/s/ DOMINIQUE COSTANTINI M.D.	By:	/s/ STEVEN RATOFF
Name:	Dominique Constantini M.D.	Name:	Steven Ratoff
Title:	Chairman of the Board and CEO	Title:	Chairman, Interim President & CEO

*** Portion for which confidential treatment requested.

30.

EXHIBIT A

Specifications

***

[SIGNATURE PAGE TO SUPPLY AGREEMENT]

*** Portion for which confidential treatment requested.